Exhibit 99.1

SWM RETIREMENT SAVINGS PLAN II

Financial Statements as of December 31, 2023 and 2022 and for the Year Ended December 31, 2023, Supplemental Schedules as of and for the year ended December 31, 2023 and Report of Independent Registered Public Accounting Firm

SWM RETIREMENT SAVINGS PLAN II

TABLE OF CONTENTS
Page

Report of Independent Registered Public Accounting Firm

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2023 and 2022	1

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2023	2

Notes to Financial Statements as of December 31, 2023 and 2022 and for the Year Ended December 31, 2023	3

SUPPLEMENTAL SCHEDULES:

Schedule of Assets (Held at End of Year) as of December 31, 2023	12

Schedule of Delinquent Participant Contributions for the Year Ended December 31, 2023	13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the U.S. Benefits Administrative Committee and the Participants of
the SWM Retirement Savings Plan II

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the SWM Retirement Savings Plan II (the Plan) as of December 31, 2023 and 2022, and the related statement of changes in net assets available for benefits for the year ended December 31, 2023, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2023 and 2022, and the changes in net assets available for benefits for the year ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Schedules

The supplemental schedule of assets (held at end of year) as of December 31, 2023 and supplemental schedule of delinquent participant contributions for the year ended December 31, 2023, have been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedules are the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Moore, Colson & Company, P.C.

We have served as the Plan’s auditor since 2019.
Atlanta, Georgia
July 12, 2024

SWM RETIREMENT SAVINGS PLAN II
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2023 AND 2022

	2023	2022
Assets:
Investments, at fair value	$442,326,813	$71,739,999
Investment at contract value	745,503	1,019,258
Total investments	443,072,316	72,759,257

Receivables:
Participant contributions	91,371	254,115
Employer contributions	56,834	247,032
Assets in-transit from qualified plans	37,923,210	—
Notes receivable from participants	5,077,363	1,363,155
Total receivables	43,148,778	1,864,302

Net assets available for benefits	$486,221,094	$74,623,559

See accompanying notes to financial statements.

SWM RETIREMENT SAVINGS PLAN II
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2023

ADDITIONS:

Investment income:
Dividends	$1,730,566
Net appreciation in fair value of investments	11,071,863
Total investment income		12,802,429

Contributions:
Participants	5,133,758
Employer	2,691,816
Rollovers from other plans	1,120,845
Total contributions		8,946,419

Interest from notes receivable from participants		80,519

Total additions		21,829,367

DEDUCTIONS:
Administrative expenses		(132,769)
Benefit payments to participants		(15,588,951)
Total deductions		(15,721,720)

Net increase in net assets available for benefits		6,107,647

Net assets available for benefits:
-Beginning of year		74,623,559

Assets transferred from qualified plans (Note 1)		405,489,888

-End of year		$486,221,094

See accompanying notes to financial statements.

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2023 AND 2022
AND FOR THE YEAR ENDED DECEMBER 31, 2023

1. PLAN DESCRIPTION AND FUNDING POLICY

The following brief description of the SWM Retirement Savings Plan II (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

General – On July 6, 2022, Schweitzer-Mauduit International, Inc. (SWM) consummated its previously announced merger transaction involving Neenah, Inc. (Neenah). A wholly-owned subsidiary of SWM merged with and into Neenah (the "Merger"), with Neenah surviving the Merger as a direct and wholly-owned subsidiary of SWM. Effective as of the closing date of the Merger, SWM changed its name to Mativ Holdings, Inc. (Mativ). The name of the Plan did not change as a result of the Merger. SWM will subsequently be referred to as Mativ and the SWM Stock Fund will subsequently be referred to as the Mativ Holdings, Inc. Common Stock Fund (Mativ Stock Fund).

The Plan is a defined contribution plan covering substantially all employees of SWM AMS, LLC (the “Company”), a subsidiary of Mativ, excluding certain non-resident aliens, leased employees and employees covered by a collective bargaining agreement (CBA) unless the CBA requires participation. The majority of employees are eligible to participate following one month of continuous service.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Company’s Human Resources Committee oversees governance of the Plan, determines the appropriateness of the Plan’s investment offerings, monitors investment performance, and reports to the Plan’s Board of Directors. Effective January 1, 2023, the committees were restructured and Mativ’s Board of Directors appointed the U.S. Benefits Administrative Committee with oversight and governance of the Plan and appointed the U.S. Benefits Investment Committee (BIC) with oversight of the Plan’s investments. John Hancock Trust Company LLC (the "Trustee") is the Plan’s Trustee and is responsible for managing and maintaining the Plan. John Hancock served as the custodian and held the Plan's investment assets and executed investment transactions through December 29, 2023 until the assets partially transferred, at which time Vanguard Fiduciary Trust Company served as the custodian over the transferred investments.

The Plan elected a Safe Harbor plan design, as permitted by the Internal Revenue Service (IRS), which exempts the Plan from certain compliance issues, primarily associated with non-discrimination testing.

Effective December 31, 2023, the Schweitzer-Maudit International, Inc. Retirement Savings Plan (SWM Plan I) and the Neenah 401(k) Retirement Plan (Neenah Plan) merged with the SWM Retirement Savings Plan II constituting the only surviving plan. Accordingly, the Neenah Plan transferred $307,876,890 and the SWM Plan I transferred $97,612,998 into the Plan. In December 2023, the Plan received assets amounting to $367,566,678 in connection with the Neenah and SWM Plan I merger. The remaining assets of $37,923,210 are presented as a receivable from the plan merger in the Statements of Net Assets Available for Benefits.

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2023 AND 2022
AND FOR THE YEAR ENDED DECEMBER 31, 2023
1.PLAN DESCRIPTION AND FUNDING POLICY (Continued)

Contributions - Participants may elect to defer from 1% to 75% of their annual compensation as defined in the Plan. The participants may elect to have the 401(k) portion as pretax elective deferrals and/or Roth elective deferrals. Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans (rollovers). Participants direct the investment of their contributions into various investment options offered by the Plan, including the Mativ Stock Fund that invests in shares of Mativ.

The Company’s matching contribution, as well as any discretionary or profit sharing contributions to the Plan, is determined by the Board of Directors. The safe harbor employer matching contribution is 100% of the first 3% of compensation, 50% of the next 4 - 8% of compensation, and 25% of the next 2% of compensation. Union participants are excluded from the safe harbor match formula and receive a discretionary match of 100% of the first 6% of compensation. Non-union participants are excluded from the discretionary match. Contributions are subject to certain statutory limitations.

Participants transferred into the Plan during 2022 from the Scapa North America, Inc. 401(k) Plan were subject to an automatic enrollment provision whereby all newly eligible employees were automatically enrolled in the Plan, unless they affirmatively elect not to participate, with a default deferral rate set at 6% of eligible compensation. This feature only applies to participants who were automatically enrolled prior to the transfer in the SWM Retirement Savings Plan II.

Participant Accounts - Each participant’s account is credited with the participant’s contribution, Company matching contributions, any discretionary or profit sharing contributions, and Plan earnings. Participant accounts are charged with withdrawals, losses, and an allocation of administrative expenses. Allocations are based on participant earnings account balances or specific participant transactions, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Withdrawals - Any participant may withdraw, during employment, the value of the participant's unrestricted after-tax and rollover accounts. Subject to certain conditions, a participant may withdraw the value of 401(k) contributions, in the case of hardship or after attaining age 59-l/2.

Payment of Benefits and Forfeitures - On termination of service due to death, disability, retirement, or other reasons, a participant may elect to receive a lump-sum amount equal to the value of the participant's vested interest in his or her account, partial payments, or installments over a period of not more than assumed life expectancy. If the vested amount in a participant's account does not exceed $5,000, the payment must be a lump-sum distribution.

The balance in the forfeiture account will be used to reduce employer contributions and/or administrative expenses. As of December 31, 2023 and 2022, total forfeitures available to reduce employer contributions and/or administrative expenses totaled $290,851 and $155,199, respectively. For the year ended December 31, 2023, administrative expenses, and/or employer contributions were reduced by $46,036 from forfeited amounts.

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2023 AND 2022
AND FOR THE YEAR ENDED DECEMBER 31, 2023
1.PLAN DESCRIPTION AND FUNDING POLICY (Continued)

Notes Receivable from Participants - Participants may borrow up to a maximum of $50,000 or 50% of their vested account balance, whichever is less. The loans are secured by the vested balance in the participant’s account and bear interest at rates commensurate with local prevailing rates as determined by the Plan administrator. Loans are repayable over periods up to five years with the exception of loans used to purchase a primary residence of the participant. Loans are repayable immediately upon death, disability, or termination of employment. Loan transactions are treated as a transfer to (from) the investment funds and from (to) the participant loan fund.

Other - A participant has the right to direct the Trustee as to the manner in which to vote at each annual meeting and special meeting of the stockholders of the Company the number of shares of the Company's common stock held by the Trustee and attributable to the participant's Mativ Stock Fund accounts as of the record date for the meeting. In addition, the participant has the right to determine whether shares of the Company's common stock held by the Trustee and attributable to the participant's Mativ Stock Fund accounts should be tendered in response to offers therefore.

Vesting - Participants are immediately vested in their safe harbor matching contributions, discretionary contributions and voluntary contributions plus actual earnings thereon.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan are prepared under the accrual method of accounting.

Investments held by a defined contribution plan are required to be reported at fair value, except for fully benefit-responsive investment contracts. Contract value is the relevant measure for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants normally would receive if they were to initiate permitted transactions under the terms of the plan.

Investment Valuation and Income Recognition - As of December 31, 2023 and 2022, all investments, except for the guaranteed investment contract, are stated at fair value. Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). The Plan’s Human Resources Committee determines the Plan's valuation policies utilizing information provided by the investment advisor and trustee. Effective January 1, 2023 the BIC has oversight of the Plan’s investments.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2023 AND 2022
AND FOR THE YEAR ENDED DECEMBER 31, 2023
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Expenses - Certain expenses of maintaining the Plan are paid by the Plan unless otherwise paid by the Company. Expenses that are paid by the Company are excluded from these financial statements. Fees related to the administration of notes receivable from participants are charged directly to the participant's account and are included in administrative expenses. Investment related expenses are included as a reduction in net appreciation (depreciation) in fair value of investments.

Notes Receivable from Participants - Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded on the accrual basis. Related fees are charged directly to the borrowing participant’s account and are included in administrative expenses when incurred. As of December 31, 2023 and 2022, no allowance for credit losses has been recorded. If a participant does not make loan repayments and the plan administrator considers the participant loan to be in default, the loan balance is reduced, and the delinquent participant note receivable is recorded as a benefit payment based on the terms of the Plan document.

Payment of Benefits - Benefits are recorded when paid.

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles (U.S. GAAP) requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Subsequent Event – Effective January 1, 2024, the Plan was amended and restated to change the name of the Plan to the Mativ Holdings, Inc. 401(k) Retirement Plan and named Mativ the Plan Sponsor. Vanguard Fiduciary Trust Company was named the Trustee of the Plan.

3.    FAIR VALUE MEASUREMENTS

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1) and the lowest priority to unobservable inputs (level 3). The three levels of the fair value hierarchy under Financial Accounting Standards Board Accounting Standards Codification 820 are described as follows:

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2023 AND 2022
AND FOR THE YEAR ENDED DECEMBER 31, 2023
3.    FAIR VALUE MEASUREMENTS (Continued)

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2	Inputs to the valuation methodology include:
- quoted prices for similar assets or liabilities in active markets;
- quoted prices for identical or similar assets or liabilities in inactive markets;
- inputs other than quoted prices that are observable for the asset or liability;
- inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for assets measured at fair value. As of December 31, 2023 and 2022, there have been no changes in the methodologies used.

Mativ Stock Fund: The Mativ Stock Fund is a unitized fund which includes Mativ common stock and an investment in an interest-bearing cash account for liquidity purposes. The total value of the Fund at any point in time is equal to the total market value of the common stock in the Mativ Stock Fund plus the amount of cash. As of December 31, 2023 and 2022, the amount of cash totaled $0 and $18,686, respectively. Each unit represents the ownership of both common shares and cash. The Company’s common stock is traded on the New York Stock Exchange (NYSE). The valuation of the units closely tracks the quoted market price listed on the NYSE.

Interest-bearing cash: Valued at historical cost, which approximates fair value.

Registered investment companies: Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission (SEC). These funds are required to publish their daily net asset value (NAV) and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Self-directed brokerage accounts: Valued at fair value based upon the closing price reported on the active market on which the individual securities are traded.

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2023 AND 2022
AND FOR THE YEAR ENDED DECEMBER 31, 2023

3. FAIR VALUE MEASUREMENTS (Continued)

Vanguard Retirement Savings Trust III/Stable Value Fund: Valued at NAV as a practical expedient, inclusive of the adjustment to contract value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchases and sales) may occur daily. The use of NAV is deemed appropriate as these investments do not have finite lives, unfunded commitments, or significant restrictions on redemptions.

The following tables set forth by level, within the fair value hierarchy, the Plan's assets at fair value as of December 31, 2023 and 2022:

	Assets at Fair Value as of December 31, 2023
	Level 1	Level 2	Level 3	Total

Mativ Stock Fund	$—	$4,243,358	$—	$4,243,358
Interest – bearing cash	24,317,327	—	—	24,317,327
Registered investment companies	374,952,585	—	—	374,952,585
Self-directed brokerage accounts	6,679,819	—	—	6,679,819
Total assets in the fair value hierarchy	$405,949,731	$4,243,358	$—	$410,193,089
Investment measured at NAV				32,133,724
Investments, at fair value				$442,326,813

	Assets at Fair Value as of December 31, 2022
	Level 1	Level 2	Level 3	Total

Mativ Stock Fund	$—	$326,229	$—	$326,229
Registered investment companies	63,596,470	—	—	63,596,470
Total assets in the fair value hierarchy	$63,596,470	$326,229	$—	$63,922,699
Investment measured at NAV				7,817,300
Investments, at fair value				$71,739,999

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2023 AND 2022
AND FOR THE YEAR ENDED DECEMBER 31, 2023

3. FAIR VALUE MEASUREMENTS (Continued)

Fair Value of Investments that Use NAV

The following tables summarize the investments measured at fair value based on NAV per share as of December 31, 2023 and 2022:

December 31, 2023	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Vanguard Retirement Savings Trust III	$32,133,724	N/A	Daily	N/A

December 31, 2022	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Stable Value Fund	$7,817,300	N/A	Daily	N/A

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2023 AND 2022
AND FOR THE YEAR ENDED DECEMBER 31, 2023

4.    GUARANTEED INVESTMENT CONTRACT

In 2022, the Plan entered into a benefit-responsive group annuity contract with the Standard Insurance Company (Standard Insurance). Standard Insurance maintains the deposits in an unallocated general fund to which it adds interest at the contract rate and charges participant withdrawals and administrative expenses. The group annuity contract issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.

Because the group annuity contract is fully benefit-responsive, contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to the group annuity contract. The contract is presented on the face of the statements of net assets available for benefits at contract value. Contract value, as reported to the Plan by Standard Insurance, represents contributions made under the contract, plus earnings, less participant withdrawals, and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.

There are no reserves against contract value for credit risk of the contract issuers or otherwise. The crediting interest rate is based on a formula agreed upon with the issuer on an annual basis, but it may not be less than 1%. A market value adjustment may apply to amounts withdrawn at the request of the contract holder. Such interest rates are reviewed semi-annually for resetting.

Certain events limit the ability of the Plan to transact at contract value with the issuers. Such events include (1) amendments to the Plan documents (including complete or partial Plan termination or merger with another plan), (2) changes in the Plan’s prohibition on competing investment options or deletion of equity wash provisions, (3) bankruptcy of the Plan Sponsor or other Plan Sponsor events (for example, divestitures or spin-offs of a subsidiary) that cause a significant withdrawal from the Plan, or (4) the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. Furthermore, certain events would allow the issuer to terminate the contract with the Plan and settle at an amount different from contract value. Examples of such events include (1) an uncured breach of the Plan’s investment guidelines, (2) a material amendment to the contract without the issuer’s consent, (3) a violation of a material obligation under the contract, or (4) a material misrepresentation. The Plan Administrator believes that any events that would limit the Plan’s ability to transact at contract value with participants are not probable of occurring.

Neither the Standard Insurance nor the Plan may terminate the group annuity contract without 30 days advance written notice to the other party. This guaranteed investment contract is frozen for new investment but is available for loans, withdrawals and distributions.

5. PARTY-IN-INTEREST AND RELATED PARTY TRANSACTIONS

As of December 31, 2023 and 2022, the Plan’s Mativ Stock Fund held shares of the Company's common stock. For the year ended December 31, 2023, the Plan purchased shares for $53,560, sold shares for $37,124, had net depreciation of $86,781, had dividends of $16,588, and had transfers in from other Plans of $3,971,086 related to the Mativ Stock Fund. As of December 31, 2023 and 2022, the balance of Mativ Stock Fund was $4,243,358 and $326,229, respectively.

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2023 AND 2022
AND FOR THE YEAR ENDED DECEMBER 31, 2023

5. PARTY-IN-INTEREST AND RELATED PARTY TRANSACTIONS (Continued)

Certain plan investments are shares of various investments managed by the Trustee as defined by the Plan and therefore these transactions qualify as party-in-interest transactions. The primary fees paid by the Plan relate to investment management fees charged on a daily basis to the various investments held. The Plan has a revenue credit account with the Trustee which is funded through a revenue sharing agreement. For the year ended December 31, 2023, administrative expenses were reduced by $14,387 from the revenue credit account. Party-in-interest transactions also include loans made to participants.

All of these party-in-interest transactions are exempt from the prohibited transaction rules of ERISA.

6. PRIORITIES UPON TERMINATION OF THE PLAN

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of termination, all Plan participants will become fully vested in their accounts. Management of the Company has indicated it has no current intentions to terminate the Plan.

7. TAX STATUS

The Plan uses a Prototype Plan document sponsored by John Hancock Retirement Plan Services LLC. John Hancock Retirement Plan Services LLC received an opinion letter from the IRS, dated June 30, 2020 which stated that the prototype plan satisfies the applicable provisions of the Internal Revenue Code (IRC). Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code and therefore believe that the Plan is qualified and the related trust is tax exempt. The Plan is subject to routine audits by taxing jurisdictions. There is currently a Department of Labor audit in process and the results have yet to be determined as of July 2, 2024.

U.S. GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the taxing authorities. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2023, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.

8. RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits.

SWM RETIREMENT SAVINGS PLAN II
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
Form 5500, Schedule H, Part IV, Line 4i, Year Ended December 31, 2023
Plan No. 003
EIN No. 13-4293025

		Description of Investment
	Identity of Issue	Including Maturity Date, Rate of
	Borrower, Lessor, or Similar Party	Interest, Collateral, Par or Maturity Value	Shares	Cost	Current Value

		Mativ Stock Fund:
*	Mativ Holdings, Inc.	Mativ Holdings, Inc. Common Stock	621,282	(A)	$4,243,358

		Registered Investment Companies:
*	Vanguard	Vanguard Institutional Index (Inst)	139,698	(A)	54,968,234
*	Vanguard	Vanguard Target Retirement 2035 Fund	1,770,563	(A)	39,164,846
*	Vanguard	Vanguard Target Retirement 2030 Fund	1,065,120	(A)	37,779,822
*	Vanguard	Vanguard Target Retirement 2025 Fund	1,961,636	(A)	36,054,879
	Fidelity	Fidelity Blue Chip Growth K6	845,966	(A)	22,705,716
*	Vanguard	Vanguard Target Retirement 2040 Fund	572,403	(A)	22,495,448
*	Vanguard	Vanguard Target Retirement 2045 Fund	731,332	(A)	19,497,310
*	Vanguard	Vanguard Target Retirement 2055 Fund	312,916	(A)	15,517,503
*	Vanguard	Vanguard Target Retirement 2050 Fund	341,058	(A)	15,156,601
*	Putnam	Putnam Large Cap Value R6	488,759	(A)	15,087,998
*	Vanguard	Vanguard Target Retirement 2020 Fund	468,577	(A)	12,590,673
*	Vanguard	Vanguard Small Cap Index Fund Inst	120,183	(A)	12,281,495
*	Vanguard	Vanguard Total Bond Market Index Inst	1183281	(A)	11,489,662
*	Vanguard	Vanguard Lifestyle Growth Fund	276,819	(A)	11,471,380
*	Vanguard	Vanguard Total International Stock Index Inst	78,248	(A)	9,741,822
*	Vanguard	Vangaurd Mid Cap Index Fund Inst	149,828	(A)	9,535,083
*	Vanguard	Vanguard Target Retirement Income Fund	688,715	(A)	8,960,183
*	Vanguard	Vanguard Target Retirement 2060 Fund	162,673	(A)	7,432,530
*	Vanguard	Vanguard Lifestyle Moderate Growth	183,776	(A)	5,595,976
*	Vanguard	Vanguard Lifestyle Conservative Growth	135,831	(A)	2,766,880
	Franklin	Franklin Small Cap Value Fund R6	26,866	(A)	1,546,152
*	Vanguard	Vanguard Target Retirement 2060 Fund	49,376	(A)	1,478,803
	JP Morgan	JP Morgan Mid Cap Growth R6	24,735	(A)	1,191,494
	PIMCO	PIMCO International Bond USD Hedged Inst	20,414	(A)	201,487
*	Vanguard	Vanguard Cash Reserves Federal MM Fund Admiral Shares	200,418	(A)	200,418
*	Vanguard	Vanguard Target Retirement 2070 Fund	1,696	(A)	40,190
		Total Registered Investment Companies			374,952,585

*	Vanguard	Vanguard Self-Directed Brokerage Fund	6,679,819	(A)	6,679,819
	The Standard	Standard Stable Asset Fund I	22,647	(A)	745,503
*	Vanguard	Vanguard Retirement Savings Trust III	32,133,724	(A)	32,133,724
*	Interest-bearing Savings Account	Interest-bearing cash	n/a	-0-	24,317,327
*	Notes receivable from participants	Interest rates: 3.25% - 10.25%; Matures: January 2024 - August 2036	n/a	-0-	5,077,363
	Total Investments				$448,149,679
* Sponsor and/or issuer known to be a party-in-interest to the Plan.
(A) Cost information is not required to be presented for participant-directed investments.
See Report of Independent Registered Public Accounting Firm

SWM RETIREMENT SAVINGS PLAN II
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
Form 5500, Schedule H, Part IV, Line 4a, For the Year Ended December 31, 2023
Plan No. 003
EIN No. 13-4293025

Participant Contributions Transferred Late to Plan	Total that Constitute Non-exempt Prohibited Transactions
Check here if Late Participant Loan Repayments are included [ ]	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP	Total Fully Corrected Under FSCP and PTE 2002-51
Various 2023 payroll periods	$889,078	N/A	N/A	N/A
Various 2022 payroll periods	$1,612,343	N/A	N/A	N/A
Various 2021 payroll periods	$520,466	N/A	N/A	N/A

See Report of Independent Registered Public Accounting Firm